Item 9.01. Financial Statements and Exhibits.
           ----------------------------------

         (c) Exhibits.
             ---------

Exhibit 99.6
------------

            ATC Completes Sale of AllCare Nursing Services Subsidiary

     LAKE SUCCESS, N.Y.--(BUSINESS WIRE)--April 25, 2005--ATC Healthcare, Inc., (AMEX:AHN-News) a leader in medical staffing, announced today that it completed its sale of substantially all of the assets of its All Care Nursing Services subsidiary to Onward Healthcare, Inc. on April 22, 2005. In conjunction with this sale, the company has extended its banking facility with Healthcare Finance Group, Inc. for another three years.
     ATC is using the net proceeds from the sale to pay down approximately $12 million of its senior debt and to also execute a restructuring plan on the $29 million of debt issued by ATC in connection with its acquisition of the assets of All Care. This restructuring will reduce the Company's debt by approximately $33 million, from $50 million to approximately $17 million.
     "This transaction is a very important part of ATC's strategic plan. One element was to restructure our balance sheet and reduce interest costs, which we have now accomplished," said David Savitsky, Chief Executive Officer. "Another element is to open 12 new licensed locations this year. We've already announced three: Modesto, CA, and Gainesville and Tampa, Florida. A third element is to grow government sales and we've just announced two new contracts valued at $12 million. So, we are well on the way to implementing these core elements of our plan, which opens up new possibilities for ATC, including possible M&A transactions in the future."
     In conjunction with this release, management will host a teleconference on Wednesday, April 27th at 12:00 noon Eastern Time. The dial in number is 800-240-8658 and the confirmation code is 2364323. There will be a 48 hour replay. The replay number is 888-203-1112, code 2364323.

     About ATC Healthcare, Inc.

     ATC is a national leader in medical staffing personnel to hospitals, nursing homes, clinics, and other health care facilities with 51 locations and conducts business in 33 states. ATC provides supplemental staffing, outsourcing and human resources solutions to hospitals, nursing homes, medical and research facilities and industry. Drawing from a pool of over 15,000 healthcare professionals spanning more than 50 specialties, the company supplies both clinical and non-clinical personnel for short-term, long-term, and "traveling" contract assignments. To learn more about the company's services, visit its website at www.atchealthcare.com.

     About Onward Healthcare, Inc.

     Onward Healthcare is a nationwide provider of per diem, travel, international, and permanent placement services for nursing and allied healthcare professionals to over 1,500 hospitals and healthcare facilities. Onward is "Reinventing Healthcare Staffing" by providing healthcare providers with customized, technology-driven human capital solutions to efficiently manage the costs of contingent labor. Onward is headquartered in Norwalk, CT, with offices in Burlington, MA, Cherry Hill, NJ, Crofton, MD, Livingston, NJ, New Castle, DE, New York, NY, Providence, RI, and Wexford, PA. To learn more about the company, visit its website at www.onwardhealthcare.com.

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


     Forward-looking statements

     This press release contains forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in the ATC Healthcare, Inc. Annual Report on Form 10-K/A for the year ended February 29, 2004 as filed with the Securities and Exchange Commission on November 4, 2004 and the quarterly report on form 10-Q for the Quarter ended November 30, 2004 as filed with the Securities and Exchange Commission on January 14, 2005.


    CONTACT: For ATC Healthcare, Inc.:
             BPC Financial Marketing
             Investor Contact:
             John Baldissera, 800-368-1217
             or
             ATC Healthcare, Inc.
             David Savitsky, 516-750-1681
             dsavitsky@atchealthcare.com
             or
             Andrew Reiben, 516-750-1663
             areiben@atchealthcare.com
             or
             For Onward Healthcare, Inc.:
             Steve Dobrowski, 800-278-0332 x1476
             sdobrowski@onwardhealthcare.com


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